                                                                   EXHIBIT 99.03



                         FLEXTRONICS INTERNATIONAL LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................   F-2
Report of Deloitte & Touche LLP, Independent Auditors.......   F-3
Report of PricewaterhouseCoopers LLP, Independent Auditors..   F-4
 Consolidated Balance Sheets....................   F-5
 Consolidated Statements of Operations..........   F-6
 Consolidated Statements of Comprehensive
  Income....................................................   F-7
 Consolidated Statements of Shareholders'
  Equity....................................................   F-8
 Consolidated Statements of Cash Flows..........   F-9
Notes to  Consolidated Financial Statements.....   F-10

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Flextronics International Ltd.:

     We have audited the accompanying consolidated balance sheets of Flextronics International Ltd. (a Singapore company) and subsidiaries as of March 31, 1999 and 2000 and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of The DII Group, Inc. ("DII") and Palo Alto Products International Pte. Ltd. ("Palo Alto Products International"), except for the financial statements of Palo Alto Products International as of March 31, 2000 and for the year then ended, two companies acquired on April 3, 2000 and April 7, 2000, respectively, in transactions accounted for as pooling-of-interests, as discussed in Note 2 to the consolidated financial statements. Such statements are included in the consolidated financial statements of Flextronics International Ltd. and reflect total assets and total revenues of various percentages of the consolidated totals as stated in Note 2 to the consolidated financial statements. These statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for DII and Palo Alto Products International, is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 7(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.





                                          ARTHUR ANDERSEN LLP

San Jose, California
April 18, 2000

INDEPENDENT AUDITORS' REPORT

Board of Directors
The DII Group, Inc.

We have audited the consolidated balance sheets of The DII Group, Inc. and subsidiaries (the "Company") as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 2, 2000 (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2000 and January 3, 1999 and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 28, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Palo Alto Products International Pte. Ltd.

In our opinion, the consolidated balance sheet and consolidated statements of income, of cash flows and of shareholders' equity expressed in U.S. dollars of Palo Alto Products International Pte. Ltd. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position at March 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Palo Alto Products International Pte. Ltd. and its subsidiaries for any period subsequent to March 31, 1999.


/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
PricewaterhouseCoopers LLP
San Jose, California

June 11, 1999, except as to Note 7,
 which is as of September 9, 1999

                         FLEXTRONICS INTERNATIONAL LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                        MARCH 31
                                                              ----------------------------
                                                                  1999            2000
                                                              ------------    ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                              SHARE AND PER SHARE AMOUNTS)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  275,926      $  725,647
  Accounts receivable, less allowances for doubtful accounts of $15,378 and $22,070 as of March 31, 1999 and 2000,
     respectively...........................................      470,252         861,764
  Inventories...............................................      324,761         992,711
  Other current assets......................................       92,446         255,379
                                                               ----------      ----------
          Total current assets..............................    1,163,385       2,835,501
                                                               ----------      ----------
Property and equipment, net.................................      774,034       1,095,485
Goodwill and other intangibles, net.........................      145,224         206,706
Other assets................................................       67,057         188,293
                                                               ----------      ----------
          Total assets......................................   $2,149,700      $4,325,985
                                                               ==========      ==========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt.....   $  152,852      $  380,003
  Capital lease obligations.................................       17,092          16,528
  Accounts payable..........................................      488,808       1,033,100
  Accrued liabilities.......................................      162,830         251,998
  Deferred revenue..........................................        6,443           4,378
                                                               ----------      ----------
          Total current liabilities.........................      828,025       1,686,007
                                                               ----------      ----------
Long-term debt, net of current portion......................      521,822         343,509
Capital lease obligations, net of current portion...........       33,007          36,095
Other long-term liabilities.................................       23,697          36,554
Minority interests..........................................        7,179           9,747
                                                               ----------      ----------
          Total long-term liabilities.......................      585,705         425,905
                                                               ----------      ----------
Commitments (Note 6)
SHAREHOLDERS' EQUITY:
  Ordinary shares, S$.01 par value;
     authorized -- 250,000,000 shares; issued and
     outstanding -- 143,290,012 and 188,247,589 as of March
     31, 1999 and 2000, respectively........................        1,204           1,473
  Additional paid-in capital................................      551,575       1,827,651
  Retained earnings.........................................      220,671         375,722
  Accumulated other comprehensive income (loss).............      (27,986)         14,311
  Deferred compensation.....................................       (9,494)         (5,084)
                                                               ----------      ----------
          Total shareholders' equity........................      735,970       2,214,073
                                                               ----------      ----------
          Total liabilities and shareholders' equity........   $2,149,700      $4,325,985
                                                               ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MARCH 31,
                                                         -----------------------------------------
                                                            1998           1999           2000
                                                         -----------    -----------    -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................................  $2,202,451     $3,253,025     $5,739,735
Cost of sales..........................................   1,924,901      2,910,353      5,235,406
Unusual charges........................................       8,869         76,155             --
                                                         ----------     ----------     ----------
     Gross profit......................................     268,681        266,517        504,329
Selling, general and administrative....................     143,597        179,808        240,274
Goodwill and intangibles amortization..................       8,471          9,165         12,783
Acquired in-process research and development...........          --          2,000             --
Merger-related expenses................................       7,415             --          3,523
Interest and other expense, net........................      18,538         38,759         44,907
                                                         ----------     ----------     ----------
     Income before income taxes........................      90,660         36,785        202,842
Provision for (benefit from) income taxes..............      22,081        (12,015)        21,397
                                                         ----------     ----------     ----------
     Net income........................................  $   68,579     $   48,800     $  181,445
                                                         ==========     ==========     ==========
Earnings per share:
  Basic................................................  $     0.57     $     0.36     $     1.12
                                                         ==========     ==========     ==========
  Diluted..............................................  $     0.54     $     0.35     $     1.04
                                                         ==========     ==========     ==========
Shares used for earnings per share:
  Basic................................................     121,197        135,555        161,708
                                                         ==========     ==========     ==========
  Diluted..............................................     134,234        149,595        174,404
                                                         ==========     ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                   YEAR ENDED MARCH 31,
                                                             --------------------------------
                                                               1998        1999        2000
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Net income.................................................  $ 68,579    $ 48,800    $181,445
Other comprehensive income (loss):
  Foreign currency translation adjustment..................   (11,553)    (12,068)    (17,407)
  Unrealized gain on available-for-sale securities, net of
     tax...................................................        --          --      59,704
                                                             --------    --------    --------
Comprehensive income.......................................  $ 57,026    $ 36,732    $223,742
                                                             ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)

                                                                                      ACCUMULATED
                                                                                         OTHER
                                         ORDINARY SHARES    ADDITIONAL               COMPREHENSIVE                      TOTAL
                                         ----------------    PAID-IN     RETAINED        GAIN          DEFERRED     SHAREHOLDERS'
                                         SHARES    AMOUNT    CAPITAL     EARNINGS       (LOSS)       COMPENSATION      EQUITY
                                         -------   ------   ----------   ---------   -------------   ------------   -------------
BALANCE AT MARCH 31, 1997..............  111,886   $ 971    $  213,248   $116,434      $ (4,365)       $ (5,567)     $  320,721
  Adjustment to conform fiscal year of
    pooled entity......................                                    (3,136)                                       (3,136)
  Impact of immaterial
    pooling-of-interests
    acquisitions.......................    6,298      38         9,801     (2,823)                                        7,016
  Exercise of stock options............    2,782       8         1,940                                                    1,948
  Sale of shares in public offering,
    net of offering costs..............    8,740      50        96,100                                                   96,150
  Ordinary shares issued under Employee
    Stock Purchase Plan................      753      36        21,469                                                   21,505
  DII's common stock repurchase........     (310)               (4,209)                                                  (4,209)
  Amortization of deferred
    compensation.......................                                                                   5,352           5,352
  Deferred stock compensation..........                         12,698                                  (12,698)             --
  Dividend paid to former Kyrel
    shareholder........................                                      (802)                                         (802)
  Net income...........................                                    68,579                                        68,579
  Foreign currency translation.........                                                 (11,553)                        (11,553)
                                         -------   ------   ----------   --------      --------        --------      ----------
BALANCE AT MARCH 31, 1998..............  130,149   1,103       351,047    178,252       (15,918)        (12,913)        501,571
  Issuance of ordinary shares for
    acquisition of FICO................      256       2         4,798                                                    4,800
  Issuance of common stock.............      208      14         6,965                                                    6,979
  Exercise of stock options............    3,269      16        11,369                                                   11,385
  Sale of shares in public offering,
    net of offering costs..............   10,800      58       193,942                                                  194,000
  Ordinary shares issued under Employee
    Stock Purchase Plan................      950      11         8,946                                                    8,957
  DII's common stock repurchase........   (2,342)              (24,335)                                                 (24,335)
  Conversion of convertible notes......                             15                                                       15
  Dividend paid to former PCB
    shareholder........................                                    (6,381)                                       (6,381)
  Amortization of deferred
    compensation.......................                                                                   2,247           2,247
  Deferred stock compensation..........                         (1,172)                                   1,172              --
  Net income...........................                                    48,800                                        48,800
  Foreign currency translation.........                                                 (12,068)                        (12,068)
                                         -------   ------   ----------   --------      --------        --------      ----------
BALANCE AT MARCH 31, 1999..............  143,290   1,204       551,575    220,671       (27,986)         (9,494)        735,970
  Adjustment to conform fiscal year of
    pooled entity......................                                      (818)                                         (818)
  Impact of immaterial
    pooling-of-interests
    acquisitions.......................      503       5         1,609     (2,062)                                         (448)
  Issuance of common stock.............       14                   231                                                      231
  Exercise of stock options............    3,264      13        17,381                                                   17,394
  Sale of shares in public offering,
    net of offering costs..............   33,509     198     1,158,575                                                1,158,773
  Ordinary shares issued under Employee
    Stock Purchase Plan................      271       7        13,613                                                   13,620
  Dividend paid to former PCB
    shareholder........................                                   (23,514)                                      (23,514)
  Amortization of deferred
    compensation.......................                                                                   4,049           4,049
  Deferred stock compensation..........                           (361)                                     361              --
  Conversion of convertible notes......    7,396      46        85,028                                                   85,074
  Net income...........................                                   181,445                                       181,445
  Change in unrealized gain on
    available-for-sale securities......                                                  59,704                          59,704
  Foreign currency translation.........                                                 (17,407)                        (17,407)
                                         -------   ------   ----------   --------      --------        --------      ----------
BALANCE AT MARCH 31, 2000..............  188,247   $1,473   $1,827,651   $375,722      $ 14,311        $ (5,084)     $2,214,073
                                         =======   ======   ==========   ========      ========        ========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED MARCH 31,
                                                              ------------------------------------
                                                                1998         1999          2000
                                                              ---------    ---------    ----------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  68,579    $  48,800    $  181,445
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Depreciation, amortization and impairment charges.....     59,737      146,498       132,053
      Loss (gain) on sale of equipment......................         26         (572)        2,703
      Provision for doubtful accounts.......................      3,087          431        12,302
      Provision for inventories.............................      4,096        6,479        32,307
      Amortization of deferred stock compensation...........      5,352        2,247         4,049
      Equity in earnings of associated companies............     (1,194)      (1,036)           --
      In-process research and development...................         --        2,000            --
      Gain on sales of subsidiary and long-term
         investments........................................         --          (67)         (365)
      Other non-cash adjustments............................      5,245       10,998         4,799
      Changes in operating assets and liabilities (net of
         effect of acquisitions):
         Accounts receivable................................   (106,272)    (129,411)     (379,797)
         Inventories........................................    (66,385)     (75,629)     (546,157)
         Other current assets...............................    (24,928)     (33,264)      (88,776)
         Accounts payable and accrued liabilities...........    159,460      182,455       638,911
         Deferred revenue...................................        317          314        (2,292)
         Deferred income taxes..............................      2,860      (16,468)      (10,055)
                                                              ---------    ---------    ----------
Net cash provided by(used in) operating activities..........    109,980      143,775       (18,873)
                                                              ---------    ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (231,573)    (342,963)     (433,149)
  Proceeds from sale of property and equipment..............      4,339        9,906        41,494
  Proceeds from sale of subsidiaries........................         --           --        35,871
  Minority investments in various companies.................     (2,200)          --            --
  Other investments and notes receivable....................     (3,611)     (17,686)     (117,741)
  Payment for acquired businesses, earnout obligations and
    remaining purchase price related to acquired
    businesses..............................................     (6,250)     (24,000)      (60,926)
  Effect of acquisitions on cash............................      4,363          379         1,278
  Cash paid for acquired manufacturing operations...........     (7,939)     (76,095)     (255,956)
  Other.....................................................         35          572            --
                                                              ---------    ---------    ----------
Net cash used in investing activities.......................   (242,836)    (449,887)     (789,129)
                                                              ---------    ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and proceeds from long-term debt..........    305,171      339,262       231,843
  Repayment of bank borrowings and long-term debt...........   (271,639)    (126,048)      (99,266)
  Borrowings from related company...........................      2,946           --         1,162
  Repayment of capital lease obligations....................    (12,607)     (15,332)      (34,708)
  Proceeds from exercise of stock options and Employee Stock
    Purchase Plan...........................................      8,848       18,707        26,229
  Payments on notes payable.................................     (5,000)          --            --
  Net proceeds from issuance of senior subordinated notes...    145,687           --            --
  Net proceeds from sales of ordinary shares................    104,584      200,807     1,161,955
  DII stock repurchase payments.............................     (4,209)     (24,335)           --
  Dividends paid to former shareholders of companies
    acquired................................................       (802)      (6,381)      (23,514)
                                                              ---------    ---------    ----------
Net cash provided by financing activities...................    272,979      386,680     1,263,701
                                                              ---------    ---------    ----------
Effect of exchange rate changes.............................     (4,046)      (2,191)       (5,160)
Effect of adjustment to conform fiscal year of pooled
  entities..................................................        389           --          (818)
                                                              ---------    ---------    ----------
Increase in cash and cash equivalents.......................    136,466       78,377       449,721
Cash and cash equivalents, beginning of year................     61,083      197,549       275,926
                                                              ---------    ---------    ----------
Cash and cash equivalents, end of year......................  $ 197,549    $ 275,926    $  725,647
                                                              =========    =========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is incorporated in the Republic of Singapore. Flextronics provides advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications, networking, consumer electronics and computer industries. The Company provides customers with the opportunity to outsource on a global basis, a complete product where the Company takes responsibility for engineering, supply chain management, assembly, integration, test and logistics management. The Company provides complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services.

2. SUMMARY OF ACCOUNTING POLICIES

     Principles of consolidation and basis of presentation

     All dollar amounts included in the financial statements are expressed in U.S. Dollars unless otherwise designated as Singapore Dollars (S$).

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

     In April 2000, Flextronics acquired 100% of the outstanding shares of The DII Group, Inc. ("DII") and Palo Alto Products International Pte. Ltd. ("Palo Alto Products International"). Both acquisitions were accounted for as pooling-of-interests and the consolidated financial statements have been prepared to give retroactive effect to the mergers. Generally accepted accounting principles prohibit giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     DII operated under a calendar year end prior to merging with Flextronics and, accordingly, DII's balance sheets as of January 3, 1999 and January 2, 2000 and its statements of operations, shareholders' equity and cash flows for each of the three years ended January 2, 2000 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, DII will change its year end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, DII's operations for the three months ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001. DII is a leading provider of electronics manufacturing and design services, operating through a global operations network in the Americas, Asia/Pacific and Europe. As a result of the merger, the Company issued 62,768,139 ordinary shares for all of the outstanding shares of DII common stock, based upon the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock, resulting in former DII shareholders owning approximately 33% of the combined company.

     Palo Alto Products International operated under the same fiscal year end as Flextronics, and accordingly, Palo Alto Products International's balance sheets, statements of operations, shareholders' equity and cash flows have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Palo Alto Products International is a enclosure design and plastic molding company with operations in Taiwan, Thailand and the United States. The Company merged with Palo Alto Products International by exchanging 3,618,374

                         FLEXTRONICS INTERNATIONAL LTD.

ordinary shares of Flextronics for all of the outstanding shares of Palo Alto Products International common stock.

     The results of operations previously reported by the separate companies and the combined amounts presented in the consolidated financial statements are summarized below.

                                                                 YEARS ENDED MARCH 31,
                                                         --------------------------------------
                                                            1998          1999          2000
                                                         ----------    ----------    ----------
                                                                     (IN THOUSANDS)
Net revenues:
  Flextronics..........................................  $1,335,762    $2,233,208    $4,307,193
  DII..................................................     779,603       925,543     1,339,943
  Palo Alto Products International.....................      88,341        95,519        95,458
  Intercompany elimination.............................      (1,255)       (1,245)       (2,859)
                                                         ----------    ----------    ----------
  Combined.............................................  $2,202,451    $3,253,025    $5,739,735
                                                         ==========    ==========    ==========
Net income (loss):
  Flextronics..........................................  $   22,436    $   60,883    $  120,915
  DII..................................................      35,320       (17,032)       58,382
  Palo Alto Products International.....................      10,823         4,949         2,148
                                                         ----------    ----------    ----------
  Combined.............................................  $   68,579    $   48,800    $  181,445
                                                         ==========    ==========    ==========

     The consolidated financial statements of Flextronics include the financial statements of DII and Palo Alto Products International and reflect total assets and total revenues as a percentage of the consolidated totals as of March 31, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 as follows:

                                                                 AS OF
                                                               MARCH 31,
                                                              ------------
                        TOTAL ASSETS                          1999    2000
                        ------------                          ----    ----
Palo Alto Products International............................    5%      3%
DII.........................................................   35%     26%

                                                               YEARS ENDED MARCH 31,
                                                              -----------------------
                       TOTAL REVENUES                         1998     1999     2000
                       --------------                         -----    -----    -----
Palo Alto Products International............................     4%       3%       2%
DII.........................................................    35%      28%      23%

     Reclassifications

     Certain prior years' balances have been reclassified to conform to the current year's presentation.

     Translation of Foreign Currencies

     The functional currency of the majority of Flextronics' Asian subsidiaries and certain other subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation

                         FLEXTRONICS INTERNATIONAL LTD.

of these subsidiaries' financial statements are included in the accompanying consolidated statements of operations.

     The financial position and results of operations of the Company's other subsidiaries are measured using local currency as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of these subsidiaries' financial statements are reported as a separate component of shareholders' equity. On January 1, 1999, the Company's Austrian, Finnish, French and Hungarian subsidiaries adopted the Euro as its functional currency.

     Cash, Cash Equivalents and Investments

     All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts, commercial paper and certificates of deposit.

     The Company's investments are comprised of corporate debt securities and public corporate equity securities. Investments with maturities of less than one year are considered short term and are included within Other Current Assets in the Company's balance sheet and carried at fair value. Nearly all investments are held in the Company's name and custodied with major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. At March 31, 1999 and 2000, substantially all of the Company's investments were classified as available-for-sale. Unrealized holding gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect.

     Cash equivalents and short-term investments are all due within one year and consist of the following (in thousands):

                                                                    MARCH 31, 2000
                                                  --------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Money market funds..............................  $222,966      $    --          $--       $222,966
Certificates of deposits........................    34,026           --          --          34,026
Corporate debt securities.......................   282,781           --          --         282,781
Corporate equity securities.....................    19,660       59,704          --          79,364
                                                  --------      -------          --        --------
                                                  $559,433      $59,704          $--       $619,137
                                                  ========      =======          ==        ========
Included in cash and cash equivalents...........  $539,773      $    --          $--       $539,773
Included in other current assets................    19,660       59,704          --          79,364
                                                  --------      -------          --        --------
                                                  $559,433      $59,704          $--       $619,137
                                                  ========      =======          ==        ========

                         FLEXTRONICS INTERNATIONAL LTD.

                                                                    MARCH 31, 1999
                                                  --------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Money market funds..............................  $113,490         $--           $--       $113,490
Certificates of deposits........................    52,382         --            --          52,382
Corporate debt securities.......................    49,504         --            --          49,504
                                                  --------         --            --        --------
Included in cash and cash equivalents...........  $215,376         $--           $--       $215,376
                                                  ========         ==            ==        ========

     The Company also has certain investments in non-publicly traded companies. These investments are included within Other Assets in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

     Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following as of March 31 (in thousands):

                                                                 1999          2000
                                                              ----------    ----------
Machinery and equipment.....................................  $  539,698    $  764,865
Land........................................................      49,891        68,080
Buildings...................................................     250,705       354,255
Leasehold improvements......................................      31,877        50,867
Computer equipment and software.............................      37,135        67,959
Furniture, fixtures and vehicles............................      47,105        63,658
Construction in progress....................................      40,945        36,409
Other.......................................................       2,823         1,784
                                                              ----------    ----------
                                                               1,000,179     1,407,877
Accumulated depreciation and amortization...................    (226,145)     (312,392)
                                                              ----------    ----------
Property and equipment, net.................................  $  774,034    $1,095,485
                                                              ==========    ==========

     Concentration of credit risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, are primarily accounts receivable, cash equivalents and investments. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions that management believes to be high credit quality. These financial institutions are located in many different locations throughout the world.

                         FLEXTRONICS INTERNATIONAL LTD.

     Sales to customers who accounted for more than 10% of net sales were as follows for the years ended March 31:

                                                              1998    1999    2000
                                                              ----    ----    ----
Ericsson....................................................   13%      *      12%
Philips.....................................................    *      10%     10%

* Less than 10%

     Goodwill and other intangibles

     Any excess of cost over net assets acquired (goodwill) is amortized by the straight-line method over estimated lives ranging from eight to thirty years.

     Intangible assets are comprised of technical agreements, patents, trademarks, developed technologies and other acquired intangible assets including assembled work forces, favorable leases and customer lists. Technical agreements are being amortized on a straight-line basis over periods of up to five years. Patents and trademarks are being amortized on a straight-line basis over periods of up to ten years. Purchased developed technologies are being amortized on a straight-line basis over periods of up to seven years. Intangible assets related to assembled work forces, favorable leases and customer lists are amortized on a straight-line basis over three to ten years.

     Goodwill and other intangibles were as follows as of March 31 (in thousands):

                                                                1999        2000
                                                              --------    --------
Goodwill....................................................  $156,738    $226,019
Other intangibles...........................................    15,040      16,171
                                                              --------    --------
                                                               171,778     242,190
Accumulated amortization....................................   (26,554)    (35,484)
                                                              --------    --------
Goodwill and other intangibles, net.........................  $145,224    $206,706
                                                              ========    ========

     Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. The Company assesses the recoverability of enterprise level goodwill and intangible assets as well as long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future results of the operation or asset. The amount of enterprise level long-lived asset impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. The Company's adjustments to the carrying value of its long-lived assets are discussed in Note 9.

                         FLEXTRONICS INTERNATIONAL LTD.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories are as follows (in thousands):

                                                                1999        2000
                                                              --------    --------
Raw materials...............................................  $228,237    $747,822
Work-in-process.............................................    58,126     160,171
Finished goods..............................................    38,398      84,718
                                                              --------    --------
                                                              $324,761    $992,711
                                                              ========    ========

     Accrued liabilities

     Accrued liabilities was comprised of the following as of March 31 (in thousands):

                                                                1999        2000
                                                              --------    --------
Income taxes payable........................................  $ 11,163    $ 24,572
Accrued payroll.............................................    53,910      96,559
Accrued loan interest.......................................    12,989      12,394
Accrual for excess facilities...............................     2,523         931
Customer deposits...........................................    18,299       3,542
Sales tax and other tax payable.............................     5,925      18,913
Other accrued liabilities...................................    58,021      95,087
                                                              --------    --------
                                                              $162,830    $251,998
                                                              ========    ========

     Revenue recognition

     The Company's net sales are comprised of product sales and service revenue earned from engineering and design services. Revenue from product sales is recognized upon shipment of the goods. Service revenue is recognized as the services are performed, or under the percentage-of-completion method of accounting, depending on the nature of the arrangement. If total costs to complete a project exceed the anticipated revenue from that project, the loss is recognized immediately.

                         FLEXTRONICS INTERNATIONAL LTD.

     Interest and other expense, net

     Interest and other expense, net was comprised of the following for the years ended March 31 (in thousands):

                                                       1998        1999        2000
                                                     --------    --------    --------
Interest expense...................................  $ 28,675    $ 44,645    $ 56,481
Interest income....................................    (4,996)     (9,129)    (20,420)
Foreign exchange loss (gain).......................    (4,137)      5,112       2,705
Equity in earnings of associated companies.........    (1,194)     (1,036)         --
Minority interest..................................       356       1,319       1,002
Other expense (income), net........................      (166)     (2,152)      5,139
                                                     --------    --------    --------
          Total interest and other expense, net....  $ 18,538    $ 38,759    $ 44,907
                                                     ========    ========    ========

     Net income per share

     Basic net income per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

     Diluted net income per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents

                         FLEXTRONICS INTERNATIONAL LTD.

include ordinary shares issuable upon the exercise of stock options and are computed using the treasury stock method. Earnings per share data were computed as follows as of March 31:

                                                                1998           1999           2000
                                                             -----------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BASIC EPS:
Net income.................................................   $ 68,579       $ 48,800       $181,445
                                                              ========       ========       ========
Shares used in computation:
     Weighted-average ordinary shares outstanding..........    121,197        135,555        161,708
                                                              ========       ========       ========
Basic EPS..................................................   $   0.57       $   0.36       $   1.12
                                                              ========       ========       ========
DILUTED EPS:
Net income.................................................   $ 68,579       $ 48,800       $181,445
Plus income impact of assumed conversions:
     Interest expense (net of tax) on convertible
       subordinated notes..................................      3,105          3,105            400
     Amortization (net of tax) of debt issuance cost on
       Convertible subordinated notes......................        260            260             33
                                                              --------       --------       --------
     Net income available to shareholders..................   $ 71,944       $ 52,165       $181,878
                                                              ========       ========       ========
SHARES USED IN COMPUTATION:
Weighted-average ordinary shares outstanding...............    121,197        135,555        161,708
Shares applicable to exercise of dilutive options(1).......      5,405          6,443         11,816
Shares applicable to deferred stock compensation...........        227            216            151
Shares applicable to convertible subordinated Notes........      7,405          7,381            729
                                                              --------       --------       --------
     Shares applicable to diluted earnings.................    134,234        149,595        174,404
                                                              ========       ========       ========
Diluted EPS................................................   $   0.54       $   0.35       $   1.04
                                                              ========       ========       ========

---------------
(1) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. Options to purchase 573,295, 785,635 and 426,666,weighted shares outstanding during fiscal 1998, 1999, and 2000, respectively, were excluded from the computation of diluted earnings per share because the options exercise price was greater than the average market price of the Company's ordinary shares during those years.

     New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that companies recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects to adopt SFAS No. 133 in the first quarter of fiscal 2002 and anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company will adopt SAB 101 as required in the first quarter of fiscal 2001 and is

                         FLEXTRONICS INTERNATIONAL LTD.

evaluating the effect that such adoption may have on its consolidated results of operations and financial position.

3. SUPPLEMENTAL CASH FLOW DISCLOSURES

     For purposes of the statement of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The following information relates to fiscal years ended March 31 (in thousands):

                                                               1998       1999       2000
                                                              -------    -------    -------
Cash paid for:
  Interest..................................................  $12,737    $29,341    $53,989
  Income taxes..............................................   13,324     10,538      8,584
Non-cash investing and financing activities:
  Equipment acquired under capital lease obligations........   19,852     30,953     35,137
  Issuance of 255,700 Ordinary Shares valued at $18.77 for
     acquisition of FICO....................................       --      4,800         --
  Conversion of DII debt to equity..........................       --         --     85,074

4. BANK BORROWINGS AND LONG-TERM DEBT

     The Company has $150 million in unsecured Senior Subordinated Notes due in 2007 outstanding with an annual interest rate of 8.75% due semi-annually. The fair value of the unsecured Senior Subordinated Notes based on broker trading prices was 94.5% of the face value on March 31, 2000.

     DII has $150.0 million of senior subordinated notes which bear interest at 8.5% and mature on September 15, 2007. Interest is payable semi-annually. The fair value of these senior subordinated notes based on broker trading prices was 99.5% of the face value on March 31, 2000. The Company repurchased these notes subsequent to March 31, 2000.

     The Company maintained a credit facility with a syndicate of banks. This facility provided for revolving credit borrowings by Flextronics and a number of its subsidiaries of up to $200.0 million, subject to compliance with certain financial covenants and the satisfaction of customary borrowing conditions. The credit facility consisted of two separate credit agreements, one providing for up to $40.0 million principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $160.0 million principal amount of revolving credit loans to the Company's United States subsidiary. As of March 31, 2000, there were $137.0 million in borrowings outstanding under the revolving credit loans and the weighted-average interest rate for the Company's borrowings under the revolving credit loans was 6.87%.

     DII maintained a $210.0 million credit facility with a syndicate of banks. This facility provides for a $100.0 million 5-year term loan ("DII's Term Loan") and a $110.0 million revolving line-of-credit facility ("DII's Revolver"). At March 31, 2000, there were $84.0 million outstanding under DII's Term Loan at a weighted average interest rate was 7.63%. At March 31, 2000, borrowings of $25.0 million were outstanding under DII's Revolver at a weighted average interest rate of 8.25%.

     On April 3, 2000, the Company replaced both its $200.0 million credit facility and DII's $210.0 million credit facility with a $500.0 million Revolving Credit Facility ("Credit Facility") with a syndicate of domestic and foreign banks. The Credit Facility consisted of two separate credit agreements,

                         FLEXTRONICS INTERNATIONAL LTD.

one providing for up to $150.0 million principal amount of revolving credit loans to the Company and designated subsidiaries ("Tranche A") and one providing for up to $350.0 million principal amount of revolving credit loans to the Company's United States subsidiary ("Tranche B"). Both Tranche A and Tranche B are split equally between a 364 day and a three year facility. At the maturity of the 364-day facilities, outstanding borrowings under the facility may be converted into one-year term loans. Borrowings under the Credit Facility bear interest, at the Company's option, at either: (i) the Base Rate (as defined in the Credit Facility); or (ii) the LIBOR Rate (as defined in the Credit Facility) plus the Applicable Margin for LIBOR loans ranging between 0.625% and 1.75%, based on certain financial ratios of the Company. The Company is required to pay a quarterly commitment fee ranging from 0.15% to 0.375% per annum, based on certain financial ratios of the Company, of the unutilized portion of the Credit Facility.

     In fiscal 2000, substantially all of the DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $0.1 million.

     Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 3.3% to 8.5%. These lines of credit expire on various dates through 2001. The Company also has term loans with annual interest rates generally ranging from 1.5% to 9.0% with terms of up to 20 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

     The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of 5 to 10 years and annual interest rates ranging from 7.4% to 10.0% and are secured by the underlying properties with a net book value of approximately $23.0 million.

     In addition, the Company had notes payable for purchase price due to the former shareholders of FICO for the additional 50% interest acquired in March 1999. The notes were unsecured and bear interest at 2%. The amount outstanding as of March 31, 2000 was $2.0 million.

     Bank borrowings and long-term debts were comprised of the following at March 31 (in thousands):

                                                                1999         2000
                                                              ---------    ---------
Senior subordinated notes...................................  $ 300,000    $ 300,000
Outstanding under lines of credit...........................     14,097      105,199
Credit facility.............................................     40,073      137,000
DII credit facility.........................................    137,500      109,000
Mortgages...................................................     15,630        8,549
Convertible subordinated notes payable......................     86,235           --
Term loans and other debt...................................     81,139       63,764
                                                              ---------    ---------
                                                                674,674      723,512
     Current portion........................................   (152,852)    (380,003)
                                                              ---------    ---------
     Non-current portion....................................  $ 521,822    $ 343,509
                                                              =========    =========

                         FLEXTRONICS INTERNATIONAL LTD.

     Maturities for the bank borrowings and other long-term debt are as follows for the years ended March 31 (in thousands):

2001..............................................  $380,003
2002..............................................     7,962
2003..............................................     6,514
2004..............................................    12,056
2005..............................................     3,021
Thereafter........................................   313,956
                                                    --------
                                                    $723,512
                                                    ========

5. FINANCIAL INSTRUMENTS

     The value of the Company's cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4) is determined based on current broker trading prices. The Company's cash equivalents are comprised of cash deposited in money market accounts, commercial paper and certificate of deposits (see Note 2). The Company's investment policy limits the amount of credit exposure to 10% of the total investment portfolio in any single issuer.

     The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the asset, liabilities and transactions hedged. The Company's off-balance sheet financial instruments consist of $16.5 million and $61.1 million of aggregate foreign currency forward contracts outstanding at the end of fiscal year 1999 and 2000, respectively. These foreign exchange contracts expire in less than three months and will settle in French Franc, German Deutsche Mark, Japanese Yen, Swedish Kronor and United States Dollar.

6. COMMITMENTS

     As of March 31, 1999 and 2000, the Company has financed a total of $70.3 million and $43.8 million, respectively in machinery and equipment purchases with capital leases. Accumulated amortization for property and equipment under capital leases totaled $18.2 million and $15.1 million at March 31, 1999 and 2000, respectively. These capital leases have interest rates ranging from 1.7% to 13.0%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire

                         FLEXTRONICS INTERNATIONAL LTD.

in various years through 2007 and require the following minimum lease payments for the years ended March 31 (in thousands):

                                                              CAPITAL     OPERATING
                                                              --------    ---------
2001........................................................  $ 17,274    $ 57,016
2002........................................................    16,987      52,793
2003........................................................    12,621      42,032
2004........................................................     7,051      22,623
2005........................................................       947      12,420
Thereafter..................................................        --      19,046
                                                              --------    --------
Minimum lease payments......................................    54,880    $205,930
                                                                          ========
Amount representing interest................................    (2,257)
                                                              --------
Present value of minimum lease payments.....................    52,623
Current portion.............................................   (16,528)
                                                              --------
Capital lease obligations, net of current portion...........  $ 36,095
                                                              ========

     Total rent expense was $16.1 million, $24.6 million and $39.5 million for the years ended March 31, 1998, 1999 and 2000, respectively.

7. INCOME TAXES

     The domestic and foreign components of income before income taxes were comprised of the following for the years ended March 31 (in thousands):

                                                        1998       1999        2000
                                                      --------    -------    --------
Singapore...........................................  $ (9,346)   $(8,159)   $ 16,286
Foreign.............................................   100,006     44,944     186,556
                                                      --------    -------    --------
                                                      $ 90,660    $36,785    $202,842
                                                      ========    =======    ========

     The provision for (benefit from) income taxes consisted of the following for the years ended March 31 (in thousands):

                                                        1998        1999       2000
                                                       -------    --------    -------
Current:
  Singapore..........................................  $   226    $     --    $   477
  Foreign............................................   22,326       4,227     30,420
                                                       -------    --------    -------
                                                        22,552       4,227     30,897
                                                       -------    --------    -------
Deferred:
  Singapore..........................................     (451)         --         --
  Foreign............................................      (20)    (16,242)    (9,500)
                                                       -------    --------    -------
                                                          (471)    (16,242)    (9,500)
                                                       -------    --------    -------
                                                       $22,081    $(12,015)   $21,397
                                                       =======    ========    =======

                         FLEXTRONICS INTERNATIONAL LTD.

     The Singapore statutory income tax rate was 26% for the years ended March 31, 1998, 1999 and 2000. The reconciliation of the income tax expense expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

                                                              1998        1999         2000
                                                             -------    ---------    --------
Income taxes based on Singapore statutory rates............  $23,572    $   9,564    $ 52,739
Losses (income) from non-incentive Singapore operations....    2,707        3,098      (5,544)
Tax exempt income..........................................       --         (549)       (866)
Effect of foreign operations taxed at various rates........   (4,215)     (19,615)    (33,432)
Amortization of goodwill and intangibles...................      946          942       1,347
Merger costs...............................................      398           --         257
Change in valuation allowance..............................   (1,136)      (2,827)     10,438
Joint venture losses.......................................     (310)        (269)         --
State income taxes, net of federal income tax benefit......    1,307       (1,098)       (350)
Tax credits and carryforwards..............................     (786)      (1,166)     (4,800)
Other......................................................     (402)         (95)      1,608
                                                             -------    ---------    --------
     Provision for (benefit from) income taxes.............  $22,081    $ (12,015)   $ 21,397
                                                             =======    =========    ========
Effective tax rate.........................................     24.4%       (32.7)%      10.5%

                         FLEXTRONICS INTERNATIONAL LTD.

     The components of deferred income taxes are as follows as of March 31 (in thousands):

                                                                1999        2000
                                                              --------    --------
Deferred tax liabilities:
  Depreciation..............................................  $ (3,496)   $ (8,121)
  Deferred revenue and other reserves.......................    (2,080)     (2,273)
  Unremitted earnings of foreign subsidiaries...............    (2,766)     (2,766)
  Intangible assets.........................................    (4,782)     (3,297)
  Fixed assets..............................................      (515)    (15,547)
  Exchange losses...........................................      (934)        (57)
  Others....................................................    (2,187)     (1,934)
                                                              --------    --------
          Total deferred tax liability......................  $(16,760)   $(33,995)
                                                              --------    --------
Deferred tax assets:
  Property..................................................  $  5,595    $     --
  Deferred compensation.....................................     1,594       6,057
  Compensation absences.....................................     1,093       1,164
  Provision for inventory obsolescence......................     3,260      10,867
  Provision for doubtful accounts...........................     2,310       5,625
  Net operating loss carryforwards..........................    22,391      55,046
  Federal and state credits.................................     6,628      11,857
  Merger-related costs......................................       368          --
  General accruals and reserves.............................     8,616       5,702
  Leasing -- interest and exchange..........................       771          --
  Uniform capitalization of inventory.......................     2,005       4,493
  Others....................................................     1,922       3,512
                                                              --------    --------
                                                                56,553     104,323
  Valuation allowance.......................................   (25,603)    (43,535)
                                                              --------    --------
     Total deferred tax asset...............................  $ 30,950    $ 60,788
                                                              --------    --------
  Net deferred tax asset....................................  $ 14,190    $ 26,793
                                                              ========    ========
  The net deferred tax asset is classified as follows:
          Current asset (classified as Other Current
            Assets).........................................  $ 12,009    $ 18,058
          Non-current assets (classified as Other Assets)...     2,181       8,735
                                                              --------    --------
                                                              $ 14,190    $ 26,793
                                                              ========    ========

     The deferred tax asset arises from available tax loss carryforwards and non-deductible reserves and accruals. At March 31, 2000, the Company had total foreign tax loss carryforwards of approximately $157.0 million, a portion of which begin expiring in tax year 2010, and tax credit carryforwards of $11.9 million, some of which begin expiring in tax year 2002. The utilization of these net operating loss carryforwards and tax credit carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management's estimates.

                         FLEXTRONICS INTERNATIONAL LTD.

     No deferred tax liability has been provided for withholding taxes on distributions of dividends by various subsidiaries in the group as earnings of foreign subsidiaries are intended to be reinvested indefinitely.

     The Company has been granted the following tax incentives:

     i) Pioneer status for various products were granted for the Malaysian subsidiaries under the Promotion of Investment Act. This incentive provides for partial tax exemption on manufacturing income from some of the products of the subsidiary. In addition, a tax holiday has been granted for one of its Malaysian subsidiaries resulting in zero income tax. This tax holiday was scheduled to expire in 1999; however, the company expects to obtain an extension of this tax holiday through 2004. If this extension is granted, the subsidiary's Malaysian tax rate will be 28% beginning in 2005.

     ii) Product Export Enterprise incentive for the Shekou and Shenzhen, China facilities. The Company's operations in Shekou and Shenzhen, China are located in "Special Economic Zone" and are an approved "Product Export Enterprise" which qualifies for a special corporate income tax rate of 10%. This special tax is subject to the subsidiaries exporting more than 70% of their total value of products manufactured by the respective plants in China. The subsidiaries' status as a Product Export Enterprise is reviewed annually by the Chinese government.

     iii) The Company's investments in its plants in Xixiang and Doumen, China fall under the "Foreign Investment Scheme" that entitles the subsidiaries to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval of the Chinese tax authorities, the subsidiaries' tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. The Company has another plant in Doumen, China which commenced operations in the fiscal year 1998. The plant falls under the "Foreign Investment Scheme" and the Company is confident that the five-year tax incentive will be granted for this plant upon formal application in its first profitable year. However, there can be no assurance that the five-year tax incentive will be granted.

     iv) The Company's other operations in China which have been granted tax holidays are expected to have their tax increase from 0% to 7.5% in each of fiscal years 2002 and 2003, and 15% thereafter.

     v) Ten year negotiated tax holiday with the Hungarian government for its Hungarian subsidiaries. This incentive provides for the reduction of the regular tax rate to 0%, beginning January 1, 2000.

     vi) Tax holiday in the Czech Republic has been granted for an initial term through 2004 and may extend up to an additional five years. Upon expiration, the Company's tax rate on operations in the Czech Republic will be 35%.

     vii) Three year corporate income tax holiday for the Company's Thailand operations through September 2002. Upon expiration, the Company's tax rate on operations in Thailand will be 30%.

                         FLEXTRONICS INTERNATIONAL LTD.

8. SHAREHOLDERS' EQUITY

SECONDARY OFFERINGS

     In October 1997, the Company completed an offering of its ordinary shares. A total of 8,740,000 ordinary shares were sold at a price of $11.75 per share resulting in net proceeds to the Company of $96.2 million.

     In December 1998, the Company completed another offering of its Ordinary Shares. A total of 10,800,000 shares were sold at a price of $18.125 per share resulting in net proceeds to the Company of $194.0 million.

     In September 1999, the Dii Group completed a secondary offering of its common stock. A total of 6,900,000 common stock, or 11,109,000 ordinary shares were sold at a price of $33.00 per share resulting in net proceeds to the Company of approximately $215.7 million.

     During fiscal 2000, the Company completed two secondary offerings of its ordinary shares. In February 2000, a total of 8,600,000 ordinary shares were sold at a price of $59.00 per share resulting in net proceeds to the Company of approximately $494.1 million. In October 1999, a total of 13,800,000 ordinary shares were sold at a price of $33.84 per share resulting in net proceeds to the Company of approximately $448.9 million.

STOCK SPLIT

     The Company has effected two stock splits. A two-for-one stock split was effected in 1998 as a bonus issue (the Singapore equivalent of a stock dividend). The record date was December 22, 1998 and the distribution of 47,068,458 ordinary shares occurred on January 11, 1999. A two-for-one stock split was effected in 1999 as a bonus issue. The record date was December 8, 1999 and the distribution of 57,497,204 ordinary shares occurred on December 22, 1999. The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect both stock splits.

STOCK-BASED COMPENSATION

     The Company's 1993 Share Option Plan (the "Plan") provides for the grant of up to 16,400,000 incentive stock options and non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. As of March 31, 2000, the Company had 882,350 ordinary shares available for future option grants under the Plan at an exercise price of not less than 85% of the fair value of the underlying stock on the date of grant. Options issued under the Plan generally vest over 4 years and expire 5 years from the date of grant.

     The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 1,000,000, 1,572,000, and 2,600,000 respectively. These plans provide grants of non-statutory options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under these plans cannot be granted to executive officers and directors. The Company's 1997, 1998 and 1999 Interim Option Plans had 240,098, 80,317, and 958,244 ordinary shares available for future option grants respectively. All Interim Option Plans have an exercise price of not less than 85% of fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has assumed certain option plans and the underlying options of companies which the Company has merged with or acquired (the "Assumed Plans"). Options under the Assumed Plans have

                         FLEXTRONICS INTERNATIONAL LTD.

been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition or merger agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 5 years from the date of grant. In connection with the acquisition of DII by Flextronics in April 2000, each outstanding option to purchase DII common stock granted under DII's 1993 Plan and 1994 Plan immediately vested as a result of the change in control provision in both plans.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                  1998                   1999                   2000
                                           -------------------   --------------------   --------------------
                                             OPTIONS     PRICE     OPTIONS     PRICE      OPTIONS     PRICE
                                           -----------   -----   -----------   ------   -----------   ------
Outstanding, beginning of year...........   12,268,895   $4.86    13,629,793   $ 6.36    18,384,693   $ 8.77
Granted..................................    6,588,198    8.02     9,360,842    10.64     5,444,258    27.34
Exercised................................   (2,839,427)   3.30    (3,237,464)    4.30    (3,358,266)    7.27
Forfeited................................   (2,387,873)   6.89    (1,368,478)    8.20      (536,126)   11.35
                                           -----------           -----------            -----------
Outstanding, end of year.................   13,629,793   $6.36    18,384,693   $ 8.77    19,934,559   $14.86
                                           ===========           ===========            ===========
Exercisable, end of year.................    5,458,643             5,653,457              6,787,924
                                           ===========           ===========            ===========
Weighted average fair value per option
  granted................................  $      3.48           $      6.60            $     14.88
                                           ===========           ===========            ===========

     The following table presents the composition of options outstanding and exercisable as of March 31, 2000 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                           OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
      RANGE OF          --------------------------   --------------------
   EXERCISE PRICES        AMOUNT     PRICE    LIFE     AMOUNT      PRICE
---------------------   ----------   ------   ----   ----------   -------
   $ 0.77 - $ 5.81       3,385,757   $ 5.46   2.64   2,712,959    $ 5.37
     5.94 -   8.37       4,530,164     7.33   5.40   1,639,134      7.39
     8.41 -  12.00       5,270,093    11.12   3.69   1,881,847     11.06
    12.45 -  27.06       3,182,315    18.55   6.02     452,239     16.15
    27.22 -  78.12       3,566,230    35.60   4.81     101,745     28.91
                        ----------                   ---------
                        19,934,559   $14.86   4.47   6,787,924    $ 8.51
                        ==========                   =========

     Options to purchase ordinary shares were reserved for future issuance under all stock option plans was 7,062,092 as of March 31, 2000.

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for issuance of up to 800,000 ordinary shares. The Purchase Plan was approved by the stockholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of shares of common stock through payroll deductions over a six month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of March 31, 2000, there are 519,552 ordinary shares available for sale under this plan. The ordinary shares sold under this plan in fiscal 2000 and 1999 amounted to 139,404 and 141,044, respectively. There were no ordinary shares sold under this plan in 1998. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2000 and 1999 was $17.37 and $8.05, respectively.

     In connection with the acquisition of DII, the Company assumed DII's employee stock purchase plan ("DII's Purchase Plan"). The ordinary shares sold under this plan in fiscal 2000, 1999 and 1998

                         FLEXTRONICS INTERNATIONAL LTD.

amounted to 112,956, 367,404 and 156,904, respectively. The weighted average fair value of ordinary shares sold under DII Purchase Plan in fiscal 2000, 1999 and 1998 was $15.19, $10.64 and $10.14 per share, respectively. In addition, the Company also assumed DII's non-employee directors' stock compensation plan ("DII's Directors Plan"). The ordinary shares sold under this plan in fiscal 2000, 1999 and 1998 amounted to 8,936, 14,263 and 12,262, respectively. The weighted average fair value of ordinary shares sold under this plan in fiscal 2000, 1999 and 1998 was $20.81, $12.13 and $11.58, respectively. The Company discontinued issuing ordinary shares under both plans in fiscal 2001.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 1998, 1999, and 2000 net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                               1998       1999        2000
                                                              -------    -------    --------
Net income:
  As reported...............................................  $68,579    $48,800    $181,445
  Pro-forma.................................................   60,860     33,788     156,350
Basic earnings per share:
  As reported...............................................  $  0.57    $  0.36    $   1.12
  Pro-forma.................................................     0.50       0.25        0.97
Diluted earnings per share:
  As reported...............................................  $  0.54    $  0.35    $   1.04
  Pro-forma.................................................     0.48       0.25        0.90

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 1998, 1999 and 2000 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                                  YEARS ENDED MARCH 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
Volatility..................................................      59%        58%        58%
Risk-free interest rate range...............................     6.1%       5.2%       6.2%
Dividend yield..............................................       0%         0%         0%
Expected lives..............................................  3.5 yrs    3.5 yrs    3.5 yrs

     Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the pro forma net income and net income per share disclosures may not reflect the associated fair value of the outstanding options.

OPTION REPRICING

     In light of the substantial decline in the market price of the Company's ordinary shares in the first quarter of fiscal 1998, in June 1997 the Company offered to all employees the opportunity to cancel existing options outstanding with exercise price in excess of $5.82 per share, the fair market value of the Company's ordinary shares at that time, and to have such options replaced with options that have the

                         FLEXTRONICS INTERNATIONAL LTD.

lower exercise price of $5.82 per share. Employees electing to have options repriced were required to accept an extension of their vesting schedule. The other terms of the options remained unchanged. On June 5, 1997, the Company repriced options to purchase 1,155,840 shares pursuant to this offer.

DEFERRED STOCK COMPENSATION

     Under the DII 1994 Stock Incentive Plan certain key executives of DII were awarded 734,160 and 402,500 shares in fiscal 1999, and 1998, respectively. Shares vest over a period of time, which in no event exceeds eight years. The shares vested at an accelerated rate upon the achievement of certain annual earnings-per-share targets established by DII's Compensation Committee. Non vested shares for individual participants who are no longer employed by the Company on the plan termination date are forfeited. Participants receive all unissued shares upon their death or disability, or in the event of a change of control of the Company. The shares are not reported as outstanding until vested. The number of shares vested amounted to 474,145, 100,625, and 422,361 for fiscal 2000, 1999, and 1998, respectively.

     Deferred stock compensation equivalent to the market value at the date the shares were awarded is charged to stockholders' equity and is amortized to expense based upon the estimated number of shares expected to be issued in any particular year. Unearned compensation expense amounting to $3.9 million, $1.8 million, and $4.4 million was amortized to expense during fiscal 2000, 1999, and 1998, respectively. The weighted-average fair value of performance shares awarded in 2000, 1999, and 1998 was $12.46, $12.40, and $6.63 per share, respectively.

     In fiscal 1997, the Company, through its wholly-owned subsidiary Palo Alto Products International, recorded deferred stock compensation of $2.4 million, for options granted with an exercise price below the deemed fair value at the date of grant. Compensation expense is recognized on an accelerated basis over the vesting period of the options and aggregated $0.4 million, $1.0 million and $0.8 million during fiscal 2000, 1999 and 1998, respectively.

9. UNUSUAL CHARGES

     During fiscal 1999, the Company recognized unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the operations of the Company's wholly-owned subsidiary, Orbit Semiconductor ("Orbit"). The Company purchased Orbit in August of 1996, and supported Orbit's previously made decision to replace its wafer fabrication facility ("Fab") with a higher technology fab. The transition to the 6-inch fab was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in January 1998.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force, with resulting quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led larger competitors to invade Orbit's niche market. Further, many of Orbit's customers migrated faster than expected to a technology in excess of Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, the Company took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size.

     The Company decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge in the fourth quarter of fiscal 1999 of $19.6 million. These charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with the exit from semiconductor manufacturing. The manufacturing facility

                         FLEXTRONICS INTERNATIONAL LTD.

was sold in the first quarter of fiscal 2000, and the Company has successfully adopted a fabless manufacturing strategy.

     The components of the total unusual charge recorded in fiscal 1999 are as follows:

                                                 FIRST     FOURTH     FISCAL       NATURE OF
                                                QUARTER    QUARTER     1999         CHARGE
                                                -------    -------    -------    -------------
Severance.....................................  $   498    $ 2,371    $ 2,869             cash
Long-lived asset impairment...................   38,257     16,538     54,795         non-cash
Losses on sales contracts.....................    2,658      3,100      5,758         non-cash
Incremental uncollectible accounts
  receivable..................................      900         --        900         non-cash
Incremental sales returns and allowances......    1,500        500      2,000         non-cash
Inventory write-downs.........................    5,500        250      5,750         non-cash
Other exit costs..............................    1,845      2,238      4,083    cash/non-cash
                                                -------    -------    -------
  Total unusual pre-tax charges...............  $51,158    $24,997    $76,155
                                                =======    =======    =======

     The following table summarizes the components and activity related to the fiscal 1999 unusual charges:

                                        LONG-LIVED   LOSSES ON   UNCOLLECTIBLE   SALES RETURNS                  OTHER
                                          ASSET        SALES       ACCOUNTS           AND         INVENTORY     EXIT
                            SEVERANCE   IMPAIRMENT   CONTRACTS    RECEIVABLE      ALLOWANCES     WRITE-DOWNS    COSTS     TOTAL
                            ---------   ----------   ---------   -------------   -------------   -----------   -------   --------
Balance at March 31,
  1998....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
Activities during the
  year:
  1999 provision..........     2,869       54,795       5,758          900            2,000          5,750       4,083     76,155
  Cash charges............    (1,969)          --          --           --               --             --        (900)    (2,869)
  Non-cash charges........                (54,795)     (4,658)        (767)          (1,500)        (5,500)       (643)   (67,863)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  1999....................       900           --       1,100          133              500            250       2,540      5,423
Activities during the
  period:
  Cash charges............      (900)          --          --           --               --             --      (2,540)    (3,440)
  Non-cash charges........        --           --      (1,100)        (133)            (500)          (250)         --     (1,983)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  2000....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
                             =======     ========     =======        =====          =======        =======     =======   ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. As of January 3, 1999, approximately 290 people have been terminated, and another 170 people were terminated when the fabrication facility was sold in the first quarter of fiscal 2000. The Company paid approximately $0.9 million and $2.0 million of employee termination costs during fiscal 2000 and 1999, respectively. The remaining $0.9 million is classified as accrued payroll as of March 31, 1999 and was paid out in the first quarter of fiscal 2000.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility which was written down to its net realizable value based on its sales price. The Company kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. The Company discontinued depreciation expense on the fabrication facility when it determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building and improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities the Company exited during 1999.

                         FLEXTRONICS INTERNATIONAL LTD.

     The Company entered into certain non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because the Company was obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $9.8 million for losses on inventory write-downs and other exit costs. The Company has written off and disposed of approximately $5.8 million of inventory. The remaining $4.0 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other exit costs, incurred directly as a result of the exit plan.

     The Company also recognized unusual pre-tax charges of $8.9 million in fiscal 1998 relating to the costs incurred in closing the Wales, United Kingdom facility. This charge consists primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants and $2.4 million of costs associated with the disposal of the factory. This closure is a result of the Company's acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

10. RELATED PARTY TRANSACTIONS AND NOTES PAYABLES TO SHAREHOLDERS

     Stephen Rees, a former Director and Senior Vice President of the Company, holds a beneficial interest in both Mayfield International Ltd. ("Mayfield") and Croton Ltd. ("Croton"). During fiscal 1998, the Company paid $140,000 to Croton for management services and $208,000 to Mayfield for the rental of certain office space. Additionally, as of March 31, 2000, $2.5 million was due from Mayfield under a note receivable. The note is included in other current assets on the accompanying balance sheet.

     The Company has loaned $6.8 million to various executive officers of the Company. Each loan is evidenced by a promissory note in favor of the Company. Certain notes are non-interest bearing and others have interest rates ranging from 7.0% to 7.25%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2000 was $6.9 million.

11. BUSINESS COMBINATIONS, ASSET PURCHASES AND STRATEGIC INVESTMENTS

     In fiscal 2000, the Company purchased the manufacturing facilities of (i) Cabletron Systems Inc. in Rochester, New Hampshire and Limerick, Ireland, (ii) Fujitsu Siemens Computer in Paderbron, Germany, (iii) Ericsson Business Network in Visby, Sweden, (iv) ABB Automation Products in Vasteras, Sweden, (v) Ericsson Austria AG in Kindberg, Austria, as well as several other immaterial facilities. These transactions have been accounted for as an acquisition of assets.

     Additionally, in fiscal 2000, the Company acquired Vastbright PCB Ltd. located in Zhuhai, China, Micro Electronica, Ltda. located in Sao Paolo, Brazil, as well as the remaining 10% interest in FICO which is located in Shenzhen, China. These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative pro forma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

     The aggregate purchase price for the asset acquisitions and business combinations was allocated to the net assets acquired based on their estimated fair values at the dates of acquisition as follows (in thousands):

Net assets at fair value..........................  $225,585
Goodwill and intangibles..........................    52,670
                                                    --------
                                                    $278,255
                                                    ========

     The goodwill associated with these transactions is being amortized over ten years.

     In fiscal 2000, the Company merged with Kyrel, an electronics manufacturing services provider with operations in Finland and France. The merger was accounted for as a pooling-of-interests and the Company issued 3,643,610 ordinary shares in exchange for all the outstanding shares of Kyrel. All financial statements presented have been retroactively restated to include the financial results of Kyrel. Kyrel operated under a calendar year end prior to merging with Flextronics, and accordingly, Kyrel's statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 have been combined with the corresponding Flextronics consolidated statements for the fiscal year ended March 31, 1999. In fiscal 2000, Kyrel's fiscal year end was changed to conform to Flextronics' fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, which include net sales of $101.8 million and net loss of $0.8 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

     In fiscal 2000 the Company also merged with PCB, an electronics manufacturing service provider based in the USA, in exchange for a total of 1,084,566 ordinary shares, of which 108,457 ordinary shares are to be issued upon resolution of certain general and specific contingencies. The merger was accounted for as a pooling-of-interests. All financial statements presented have been retroactively restated to include the financial results of PCB. PCB has the same fiscal year as the Company.

     The Company also completed several other immaterial pooling-of-interests transactions. In connection with these mergers, the Company issued 559,098 ordinary shares, of which 55,910 ordinary shares are to be issued upon resolution of certain contingencies. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

     In March 1999, the Company acquired the manufacturing facilities and related assets of Advanced Component Labs HK Ltd. ("ACL"), a Hong Kong based advanced technology printed circuit board manufacturer for $15.0 million cash. The transaction has been accounted for under the purchase method and accordingly, the results of ACL was included in the Company's consolidated statements of operations from March 1999. Comparative pro forma information has not been presented as the results of operations for ACL were not material to the Company's financial statements. The goodwill associated with this acquisition is amortized over ten years.

     The purchase price was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

ACL's net assets at fair value.............................  $ 5,250
In-process research and development........................    2,000
Goodwill...................................................    7,750
                                                             -------
                                                             $15,000
                                                             =======

                         FLEXTRONICS INTERNATIONAL LTD.

     The purchase price allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the Company expensed the entire amount on the date of acquisition as a one-time charge to operations. ACL's in-process research and development projects were initiated to address the rapid technological change associated with the miniaturized printed circuit board market. The incomplete projects include developing technology for a low cost Ball Grid Array ("BGA") package, developing thermal vias, and developing new methods that enable the use of extremely thin 1.5 mil technology.

     In October 1998, the Company acquired Hewlett-Packard Company's printed circuit board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89.9 million. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

     In August 1998, the Company acquired Greatsino Electronics Technology ("Greatsino"), a printed circuit board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The transaction has been accounted for under the purchase method and accordingly, the results of Greatsino was included in the Company's consolidated statements of operations from August 1998. Comparative pro-forma information has not been presented as the results of operations for Greatsino were not material to the Company's financial statements.

     The purchase price of $51.8 million was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

Greatsino's net assets at fair value.......................  $33,898
Goodwill...................................................   17,897
                                                             -------
                                                             $51,795
                                                             =======

     The acquisition was subject to an earn-out arrangement whereby the sellers of the business earned an additional $43.1 million based upon the business having achieved specified levels of earnings through August 1999. The goodwill associated with this transaction is being amortized over thirty years.

     During fiscal 1999, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $2.1 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial.

     In fiscal 1998, the company merged with (i) Conexao Informatica Ltd. located in Sao Paolo, Brazil, (ii) Altatron, Inc. headquartered in Fremont, California with additional facilities in Richardson, Texas and Hamilton, Scotland, (iii) DTM Products located in Niwot, Colorado, (iv) Energipilot AB located in Sweden, and (v) Neutronics located in Austria and Hungary.

     The Company issued the following Ordinary Shares in connection with these mergers:

     - 1,686,372 shares for Conexao,

     - 3,154,600 shares for Altatron,

     - 1,009,876 shares for DTM,

     - 919,960 shares for Energipilot, and

     - 11,224,000 shares for 92% of Neutronics.

                         FLEXTRONICS INTERNATIONAL LTD.

     These mergers were accounted for under the pooling-of-interests method of accounting. Except for the Neutronics merger, the Company did not restate its prior period financials statements with respect to these mergers, because they did not have a material impact on the Company's consolidated results. Accordingly, the results of these acquired companies are included in the Company's consolidated statements of operations from the dates of these acquisitions.

     The Neutronics merger was accounted for under the pooling-of-interests method of accounting. All financial statements presented have been retroactively restated to include the results of Neutronics. Neutronics operated under a calendar year end prior to merging with Flextronics, and during fiscal 1998, Neutronics' fiscal year end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, Neutronics' operations for the three months ended March 31, 1997, which included net sales of $34.9 million and net loss of $3.1 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 1998.

     During fiscal 1998, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $7.9 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial. The costs in excess of net assets acquired of these acquisitions amounted to $9.1 million.

12. SEGMENT REPORTING

     The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe and Central Europe. Each operating segment has a regional president that reports to the Company's Chairman and Chief Executive Officer, who is the chief decision maker.

                         FLEXTRONICS INTERNATIONAL LTD.

     Information about segments for the years ended March 31 (in thousands):

                                                            1998          1999          2000
                                                         ----------    ----------    ----------
Net Sales:
  Asia.................................................  $  422,550    $  530,074    $1,013,398
  Americas.............................................   1,021,004     1,580,938     2,510,181
  Western Europe.......................................     411,521       624,181     1,199,506
  Central Europe.......................................     360,406       570,292     1,085,502
  Intercompany eliminations............................     (13,030)      (52,460)      (68,852)
                                                         ----------    ----------    ----------
                                                         $2,202,451    $3,253,025    $5,739,735
                                                         ==========    ==========    ==========
Income (Loss) before Income Taxes:
  Asia.................................................  $   42,706    $   41,948    $   80,574
  Americas.............................................      28,578       (40,591)       48,379
  Western Europe.......................................       7,175        13,436        24,568
  Central Europe.......................................      25,357        32,242        42,156
  Intercompany eliminations, corporate allocations and
     non-recurring charges.............................     (13,156)      (10,250)        7,165
                                                         ----------    ----------    ----------
                                                         $   90,660    $   36,785    $  202,842
                                                         ==========    ==========    ==========
Long-Lived Assets:
  Asia.................................................  $  100,635    $  221,109    $  343,843
  Americas.............................................     359,845       379,250       539,288
  Western Europe.......................................      58,735       165,735       182,165
  Central Europe.......................................      59,940       114,734       166,656
                                                         ----------    ----------    ----------
                                                         $  579,155    $  880,828    $1,231,952
                                                         ==========    ==========    ==========
Depreciation and Amortization:*
  Asia.................................................  $   15,807    $   21,215    $   32,763
  Americas.............................................      27,047        44,588        51,898
  Western Europe.......................................      10,498        15,501        29,906
  Central Europe.......................................       6,385        11,854        17,486
                                                         ----------    ----------    ----------
                                                         $   59,737    $   93,158    $  132,053
                                                         ==========    ==========    ==========
Capital Expenditures:
  Asia.................................................  $   40,329    $   57,413    $  111,854
  Americas.............................................     156,366       117,743       205,879
  Western Europe.......................................      15,376       110,087        36,355
  Central Europe.......................................      19,502        57,720        79,061
                                                         ----------    ----------    ----------
                                                         $  231,573    $  342,963    $  433,149
                                                         ==========    ==========    ==========

---------------
* Excludes unusual charges related to property, plant and equipment and goodwill impairment charges of $53,340 in fiscal 1999. See Note 9 for additional information regarding the unusual charges.

     For purposes of the preceding tables, "Asia" includes China, Malaysia, and Singapore, "Americas" includes U.S., Mexico, and Brazil, "Western Europe" includes Sweden, Finland, France, Scotland, Germany and United Kingdom and "Central Europe" includes Austria, Hungary and Ireland.

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income before tax is net sales less operating expenses, interest or other expenses, but prior to income taxes.

                         FLEXTRONICS INTERNATIONAL LTD.

     The following table represents net sales and long-lived assets attributable to foreign countries exceeding 10% for fiscal years ended March 31:

                                                              1998    1999    2000
                                                              ----    ----    ----
Net Sales :
  China.....................................................   10%     10%     12%
  United States.............................................   42%     40%     33%
  Sweden....................................................   13%     10%     13%
  Hungary...................................................   10%     12%     13%
  All others................................................   25%     28%     29%
Long-Lived Assets:
  China.....................................................   11%     20%     24%
  United States.............................................   54%     35%     27%
  Sweden....................................................   --%     10%      7%
  Hungary...................................................    8%     11%      8%
  All others................................................   27%     24%     34%

13. SUBSEQUENT EVENTS (UNAUDITED)

     In the first fiscal quarter of 2001, the Company announced its intentions to purchase the manufacturing facilities and related assets from Ascom Business Systems AG located in Solothurn, Switzerland and Bosch Telecom GmbH in Pandrup, Denmark, as well as acquire Uniskor, Ltd, located in Israel.

     While the Ascom and Bosch transactions have already closed, the Uniskor transaction is expected to close in the second quarter of 2001 and is subject to applicable governmental approvals and customary conditions of closing.

     These transactions will be accounted for under the purchase method of accounting and the purchase price, which is expected to aggregate $178.0 million, will be allocated to the net assets acquired based on their estimated values at the dates of acquisition.

                         FLEXTRONICS INTERNATIONAL LTD.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for fiscal 1999 and 2000:

                                                FISCAL YEAR ENDED                              FISCAL YEAR ENDED
                                                 MARCH 31, 1999                                 MARCH 31, 2000
                                    -----------------------------------------   -----------------------------------------------
                                     FIRST      SECOND     THIRD      FOURTH     FIRST       SECOND       THIRD        FOURTH
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.........................  $685,658   $762,509   $862,981   $941,877   $956,367   $1,247,765   $1,638,858   $1,896,745
Cost of sales.....................   610,256    680,153    774,578    845,366    861,023    1,127,743    1,498,552    1,748,088
Unusual charges...................    51,158         --         --     24,997         --           --           --           --
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
Gross profit......................    24,244     82,356     88,403     71,514     95,344      120,022      140,306      148,657
Selling, general and
  administrative..................    39,060     44,610     45,804     50,334     50,549       54,954       64,294       70,477
Goodwill and intangible
  amortization....................     2,215      2,194      2,271      2,485      2,919        2,977        2,955        3,932
Acquired in-process research and
  development.....................        --         --         --      2,000         --           --           --           --
Merger-related expenses...........        --         --         --         --         --        2,549           --          974
Interest and other expense, net...     7,531      9,167     12,656      9,405      9,516       13,419       14,671        7,301
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
Income (loss) before income
  taxes...........................   (24,562)    26,385     27,672      7,290     32,360       46,123       58,386       65,973
Provision for (benefit from)
  income taxes....................    (9,442)     4,332      4,369    (11,274)     4,358        5,408        3,009        8,622
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
Net income (loss).................  $(15,120)  $ 22,053   $ 23,303   $ 18,564   $ 28,002   $   40,715   $   55,377   $   57,351
                                    ========   ========   ========   ========   ========   ==========   ==========   ==========
Diluted earnings (loss) per
  share...........................  $  (0.11)  $   0.15   $   0.16   $   0.12   $   0.17   $     0.24   $     0.32   $     0.29
                                    ========   ========   ========   ========   ========   ==========   ==========   ==========
Weighted average ordinary shares
  and equivalents
  outstanding -- diluted..........   136,172    143,745    148,812    159,665    162,366      167,274      175,114      196,541
                                    ========   ========   ========   ========   ========   ==========   ==========   ==========

                        VALUATION AND QUALIFYING ACCOUNTS

                                                                     SCHEDULE II

                    YEARS ENDED MARCH 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)


                                                      ADDITIONS
                                                --------------------------
                                    BALANCE AT     EFFECT      CHARGED TO                  BALANCE AT
                                   BEGINNING OF      OF        COSTS AND     DEDUCTIONS/     END OF
                                       YEAR     ACQUISITIONS    EXPENSES     WRITE-OFFS       YEAR
                                   ------------ ------------   ----------    ----------    ----------
Allowance for doubtful accounts
  receivable:
  Year ended March 31, 1998           $ 8,365       $4,188     $  3,087        $(1,080)      $14,560
  Year ended March 31, 1999            14,560          223          431            164        15,378
  Year ended March 31, 2000            15,378        1,123       12,302         (6,733)       22,070
Accrual for unusual charges:
  Year ended March 31, 1998             5,308            -        8,869         (8,732)        5,445
  Year ended March 31, 1999             5,445            -       76,155        (76,177)        5,423
  Year ended March 31, 2000             5,423            -            -         (5,423)            -
Reserve for excess and obsolete
 inventory:
  Year ended March 31, 1998            12,758        3,550        4,096         (2,092)       18,312
  Year ended March 31, 1999            18,312        3,095        6,479         (1,338)       26,548
  Year ended March 31, 2000            26,548        3,046       32,307        (15,190)       46,711